                                                                 Exhibit 10.3.28

                                                                           89__
                                                                         ORMESA
                                                                        9-21-89
                                                                 EXECUTION COPY

File No.
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Copy to Action:
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Copy for Info:
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Follow up Req:
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TO OTL FAX              Date
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                        Date
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                           PLANT CONNECTION AGREEMENT

                                     FOR THE

                        ORMESA IH GEOTHERMAL POWER PLANT

                                     BETWEEN

                          IMPERIAL IRRIGATION DISTRICT

                                       AND

                                    ORMESA IH

EXECUTION COPY
9-21-89

                                TABLE OF CONTENTS

SECTION                       TITLE                                        PAGE
                                                                           ----

   1    PARTIES                                                               1

   2    RECITALS                                                              1

   3    AGREEMENT                                                             2

   4    DEFINITIONS                                                           2

   5    EFFECTIVE DATE AND TERM                                               3

   6    CONNECTION OF PLANT                                                   3

   7    ELECTRIC SERVICE TO PRODUCER                                          3

   8    METERING OF ENERGY DELIVERIES                                         3

   9    PRODUCER'S DELIVERY AND IID ACCEPTANCE OF ENERGY
        FROM PLANT                                                            4

  10    PRODUCER'S GENERAL OBLIGATIONS                                        4

  11    IID'S GENERAL OBLIGATIONS                                             5

  12    BILLING                                                               6

  13    AUTHORIZED REPRESENTATIVES                                            6

  14    METERS                                                                7

  15    CONTINUITY OF SERVICE                                                 8

  16    LIABILITY                                                             9

  17    UNCONTROLLABLE FORCES                                                10

  18    INTEGRATION AND AMENDMENTS                                           11

  19    NON-WAIVER                                                           11

  20    NO DEDICATION OF FACILITIES                                          12

  21    SUCCESSORS AND ASSIGNS                                               12

  22    EFFECT OF SECTION HEADINGS                                           12

                                       i

  23    GOVERNING LAW                                                        13

  24    ARBITRATION                                                          13

  25    ENTIRE AGREEMENT                                                     15

  26    NOTICES                                                              15

  27    SEVERAL OBLIGATIONS                                                  15

  28    SIGNATURE CLAUSE                                                     16

        ATTACHMENTS

        EXHIBIT "A" - RATE SCHEDULES GL AND A2                               17

        EXHIBIT "B" - METERING ONE-LINE DIAGRAM                              21

                                       ii

              1. PARTIES

              The parties to this Agreement are IMPERIAL IRRIGATION DISTRICT
("IID"), organized under the Water Code of the State of California and ORMESA IH
("Producer"), hereinafter referred to individually as "Party", and collectively as "Parties".

              2. RECITALS

              2.1 Producer intends to construct and operate, as owner or lessee, a generating facility with a maximum 9 megawatt net operating capacity at the
East Mesa (KGRA), Imperial County, California, and to sell the Plant electrical output to Southern California Edison Company ("SCE").

              2.2 SCE entered into the Power Purchase Agreement dated July 18,
1984, ("Purchase Agreement") with Republic Geothermal, Inc. ("Republic").
Republic assigned the Power Purchase Contract to Ormat Systems, Inc. on November
6, 1984 to which assignment SCE consented on December 19, 1984. Ormat Systems,
Inc. assigned the Power Purchase Contract to Ormesa Geothermal on February 27,
1985 to which assignment SCE consented on July 22, 1985.

              2.3 SCE and Producer agree that the terms and conditions regarding transmission of the Plant's Energy to an IID/SCE point of interconnection shall be pursuant to a Transmission Service Agreement to be entered into between IID and Ormesa Geothermal.

              2.4 Since the Plant will be built in the IID service territory, it will be convenient to connect the Plant to the IID electric system.

              Producer hereby grants the IID the right to enter the Plant site for any reasonable purposes connected with this Agreement, by previous arrangements with the Plant manager.

Those reasonable purposes include maintenance and repairs to IID equipment in
Producer's facilities, observing tests of said facilities, reading of kilowatt-hour meters, and the like.

              2.5 Producer desires to purchase and IID desires to sell the electrical energy necessary to satisfy the operation and maintenance power consumption requirements of the Plant for the life of the Plant that is not normally generated by the Plant itself, or portable generating equipment.

              2.6 The Parties desire, by means of this Agreement, to
interconnect the Plant to the IID electrical system and to establish the terms, conditions and obligations of the Parties relating to such interconnection.

              3. AGREEMENT

              The Parties agree as follows:

              4. DEFINITIONS

              4.1 Agreement: This Plant Connection Agreement between IID and
Producer, and all Exhibits hereto, as may be amended from time to time.

              4.2 Authorized Representative: The representative of a Party designated in accordance with Section 13.

              4.3 Energy: Electric energy in excess of Producer's electric energy requirements, expressed in kilowatt-hours, generated by the Plant and measured and delivered to the Point of Delivery.

              4.4 Funding and Construction Agreement: An agreement entered into by IID and others dated June 29, 1987, providing for the funding and construction of the Heber-Mirage Transmission Project, to which a form of this
Agreement is attached as Exhibit C.

              4.5 Operation Date: The day on which the Plant Energy is first accepted by IID for delivery to SCE.

              4.6 Plant: A maximum of 9 MW net operating capacity Geothermal facility operated by Producer, as owner or lessee, including all associated equipment and improvements necessary for generating electric energy and transmitting it to the high voltage side of the power transformer.

              4.7 Point of Delivery: The point on the high voltage side of
Producer's switchyard where IID's metering equipment measures the delivery of
Energy to the IID system as shown on Exhibit "B".

              4.8 System Emergency: A condition on IID's system which is likely to result in imminent significant disruption of service to customers or is imminently likely to endanger life or property.

              5. EFFECTIVE DATE AND TERM

              This Agreement shall become effective upon the Operation Date of the Plant, and shall remain in effect until the earlier of (i) October 12, 2017, or (ii) thirty six (36) months from the date the Plant has ceased to operate at the option of IID. It is understood that (i) if the Completion Date, as the term
Completion Date is defined in Article I of Funding and Construction Agreement does not occur, or (ii) if the Operation Date does not occur within five (5)
years after the date this Agreement was executed, this Agreement shall be of no force or effect.

              6. CONNECTION OF PLANT

              6.1 Producer may electrically connect its Plant, in accordance with the provisions of this Agreement, so that it can operate in parallel with the IID electric system. Parallel

operation will not commence until IID has inspected and approved the interconnection facilities and operational procedures.

              6.2 Notwithstanding the provision that Producer has furnished the high voltage switchyard complete, including the high voltage oil circuit breakers and disconnect switches, the control of the high voltage oil circuit breakers and disconnect switches shall be under the control of the IID dispatcher.

              7. ELECTRIC SERVICE TO PRODUCER

              IID shall provide electric service to Producer pursuant to Section
12.

              8. METERING OF ENERGY DELIVERIES

              Metering for electric service to Producer and for energy
deliveries by Producer to IID for delivery to SCE shall be at the Point of
Delivery as shown on Exhibit "B." Four meters shall be installed which shall measure and record flows in each direction as shown on Exhibit "B." 9.

              9. PRODUCER'S DELIVERY AND IID ACCEPTANCE OF ENERGY FROM PLANT
Whenever electric output from the Plant exceeds Producer's power requirements,
Producer shall deliver all such excess output to IID for delivery to SCE and IID shall accept such output for delivery to SCE and deliver such out-put to SCE pursuant to a transmission service agreement to be entered into between Ormesa
Geothermal and IID.

              10. PRODUCER'S GENERAL OBLIGATIONS

              Producer shall:

              10.1 Operate the Plant in a manner consistent with applicable electric utility industry standards, good engineering practice, and without degradation of quality or reliability of service to IID customers.

              10.2 Deliver the Plant's net electrical output to IID for the account of SCE at the Point of Delivery.

              10.3 Each Party shall provide the reactive kilovolt-ampere (KVA)
requirements of its own system so that there will be no interchange of reactive
KVA between systems. The Parties shall cooperate to control the flow of reactive
KVA to prevent the introduction of objectionable operating conditions on the system of either Party.

              10.4 Coordinate, to the greatest extent practicable, major overhaul and inspection outages of the Plant with IID.

              10.5 Give IID a written schedule on or before June 1, and December
1, each year of the estimated amounts and rates of delivery of energy to be delivered to IID for the account of SCE at the Point of Delivery during each month of the succeeding twelve-month (12) period commencing July 1, and January
1.

              10.6 Give IID a written schedule on or before the fifteenth (15th)
day of each month of the estimated amounts and rates of delivery of energy to be delivered to IID for the account of SCE at the Point of Delivery during each day of the succeeding calendar month.

              10.7 Give IID a schedule on or before 12:01 p.m. on Tuesday of each seven-day (7) period of the estimated amounts and rates of delivery of energy to be delivered to IID for the account of SCE at the Point of Delivery during each hour of the succeeding seven-day (7) period commencing at 12:01 a.m.
on the following Monday; provided, however, that if any changes in the hourly deliveries so scheduled become necessary, Producer shall notify IID of such changes as far in advance as possible.

              10.8 Provide IID any reasonable rights-of-way and access required for testing and reading of meters by previous arrangement with the Plant manager.

              10.9 Carry out the directions of the Authorized Representatives with respect to the matters set forth in this Agreement.

              11. IID'S GENERAL OBLIGATIONS

              IID shall:

              11.1 Design, acquire, construct, operate and maintain, or cause to be designed, acquired, constructed, operated and maintained, and shall own, a connecting transmission line between IID's transmission system and the Plant.
Following the completion of such line, IID may bill and Producer shall pay IID's costs of designing, acquiring and constructing such line. Producer shall have the right to audit IID's records and accounts to verify the cost of such line.

              11.2 Accept the Plant's net electrical output for the account of
SCE at the Point of Delivery and simultaneously deliver an equal amount of electric energy (less applicable transmission losses) to the SCE system at
IID/SCE point(s) of interconnection.

              11.3 Coordinate, to the greatest extent practicable, major overhaul and inspection outages of IID transmission facilities with Producer and notify Producer of any changes as far in advance as possible.

              11.4 Carry out the directions of the Authorized Representative with respect to the matters set forth in this Agreement.

              11.5 Operate its system in a manner consistent with applicable utility industry standards and good engineering practices.

              12. BILLING

              12.1 IID shall read the meters monthly according to its regular meter reading schedule beginning no more than thirty (30) days after the date that electric energy is first supplied to Producer. IID monthly shall send
Producer within ten (10) working days after the

meter is read a bill for electric service. Producer shall pay IID the total amount billed within thirty (30) days of receipt of the bill.

              12.2 IID shall bill Producer for Producer's consumption of energy from IID's resources in accordance with Rate Schedule GL or Rate Schedule A-2, as applicable, as it may be revised from time to time. Copies of current Rate
Schedule GL and current Rate Schedule A-2 are attached as Exhibit "A."

              12.3 If Producer disputes a bill, payment shall be made as if no dispute existed pending resolution of the dispute by the Authorized
Representatives. If the bill is determined to be in error, the disputed amount shall be refunded by IID including interest at the rate of one and one-half percent (1 1/2%) per month, compounded monthly, from the date of payment to the date the refund check or adjusted bill is mailed.

              13. AUTHORIZED REPRESENTATIVES

              13.1 Within thirty (30) days after the date this Agreement is signed, each Party shall designate, by written notice to the other Party, an
Authorized Representative who is authorized to act in its behalf in the implementation of this Agreement and with respect to those matters contained herein which are the functions and responsibilities for the Authorize
Representatives. Either Party may, at any time, change the designation of it
Authorized Representative by written notice to the other Party.

              13.2 IID's Authorized Representative shall develop detailed written procedures necessary and convenient to administer this Agreement within six (6) months after the date signed. Such procedures shall be submitted to
Producer's Authorized Representative for review, comment, discussion and concurrence before they are put into effect. Such procedures shall include, without limitation: (i) communication between Producer and IID's electric system dispatcher with regard to daily operating matters, (ii) billing and payments,
(iii) specified equipment tests, and (iv) operating matters which affect or may affect quality and reliability of service to electric customers and continuity of deliveries to SCE.

              13.3 The Authorized Representative shall have no authority to modify any of the provisions of this Agreement.

              14. METERS

              14.1 All meters shall be sealed and the seal shall be broken only upon occasions when the meters are to be inspected, tested or adjusted.

              14.2 IID shall inspect and test all meters upon their installation and at least once every year thereafter. If requested to do so by Producer, IID shall inspect or test a meter more frequently than every year, but the expense of such inspection or test shall be paid by Producer unless the meter is found to register inaccurately by more than two percent (2%) from the measurement made by a standard meter. Each Party shall give reasonable notice to the other Party of the time when any inspection or test shall take place and that Party may have representatives present at the test or inspection. If a meter is found to be inaccurate or defective, it shall be adjusted, repaired or replaced in order to provide accurate metering. All adjustments due to inaccurate meters shall be limited to the preceding six (6) months.

              14.3 If a meter fails to register, or if the measurement made by a meter during a test varies by more than two percent (2%) from the measurement made by the standard meter used in the test, adjustment shall be made correcting all measurements made by the inaccurate meter for:

              (i)   the actual period during which inaccurate measurements were made, if the period can be determined, or if not,

              (ii)  the period immediately preceding the test of the meter equal to one-half (1/2) the time from the date of the last
                    previous test of the meter; provided, however, that the
                    period covered by the correction shall not exceed six (6)
                    months.

              14.4 Producer shall telemeter information to IID's Dispatch Center regarding the kilowatts, kilowatt-hours, kilovars and kilovars-hours delivered to or received from IID at the Point of Delivery over phone line leased by
Producer.

              IID shall purchase, own, and shall design, install, operate, maintain, or cause to be designed, installed, operated, and maintained, equipment to automatically transmit from the Plant to IID's Dispatch Center continuous values of Plant output expressed as megawatts, megavars and megawatt-hours. IID may thereupon bill and Producer shall promptly pay IID's cost of design, purchase and installation of said equipment. Producer shall have the right to audit IID's records and accounts to verify the cost of said equipment.

              15. CONTINUITY OF SERVICE

              IID shall not be obligated to accept and IID may require Producer to temporarily curtail, interrupt or reduce deliveries of energy upon advance notice to Producer, when such curtailment, interruption or reduction is required in order for IID to construct, install, maintain, repair, replace, remove, investigate or inspect any of its equipment or any part of its system or if IID determines that such curtailment, interruption or reduction is necessary because of a System Emergency, forced outages or abnormal operating conditions on its system. IID shall use reasonable efforts to keep interruptions and curtailments to a minimum time.

              16. LIABILITY

              16.1 Except for any loss, damage, claim, costs, charge or expense resulting from Willful Action, neither Party (the "released Party"), its directors or other governing body,

officers or employees shall be liable to the other Party for any loss, damage, claim, cost, charge, or expense of any kind or nature incurred by the other
Party (including direct, indirect or consequential loss, damage, claim, cost, charge or expense; and whether or not resulting from the negligence of a Party, its directors or other governing body, officers, employees or any person or entity whose negligence would be imputed to a Party) from engineering, repair, supervision, inspection, testing, protection, operation, maintenance, replacement, reconstruction, use or ownership of the released Party's electrical system, Plant(s) or associated facilities in connection with the implementation of this Agreement. Except for any loss, damage, claim, cost, charge or expense resulting from Willful Action, each Party releases the other Party, its directors or other governing body, officers and employees from any such liability.

              16.2 For the purpose of this Section 16, Willful Action shall be defined as action taken or not taken by a Party at the direction of its directors or other governing body, officers or employees having management or administrative responsibility affecting its performance under this Agreement, as follows:

              16.2.1 Action which is knowingly or intentionally taken or not taken with conscious indifference to the consequences thereof or with intent that injury or damage would result or would probably result therefrom.

              16.2.2 Action which has been determined by final arbitration award or final judgment or judicial decree to be a material default under this
Agreement and which occurs or continues beyond the time specified in such arbitration award or judgment or judicial decree for curing such default or, if no time to cure is specified therein, occurs or continues thereafter beyond a reasonable time to cure such default.

                                       10

              16.2.3 Action which is knowingly or intentionally taken or not taken with the knowledge that such action taken or not taken is a material default under this Agreement.

              16.3 Willful Action does not include any act or failure to act which is merely involuntary, accidental or negligent.

              16.4 The phrase "employees having management or administrative responsibility," as used in Section 16.2, means the employees of a Party who are responsible for one or more of the executive functions of planning, organizing, coordinating, directing, controlling and supervising such Party's performance under this Agreement with responsibility for results.

              16.5 Subject to the foregoing provisions of this Section 16, each
Party agrees to defend, indemnify and save harmless the other Party, its officers, agents, or employees against all losses, claims, demands, costs or expenses for loss of or damage to property, or injury or death of persons, which directly or indirectly arise out of the indemnifying Party's performance pursuant to this Agreement; provided, however, that a Party shall be solely responsible for any such losses, claims, demands, costs or expenses which result from its sole negligence or Willful Action.

              17. UNCONTROLLABLE FORCES

              Neither Party shall be considered to be in default in the
performance of any of its obligations under this Agreement when a failure of performance shall be due to an uncontrollable force. The term "uncontrollable force" shall mean any cause beyond the control of the Party affected including, but not restricted to, failure of or threat of failure of facilities which have been maintained in accordance with generally-accepted engineering and operating practices in the electrical utility industry, flood, drought, earthquake, tornado, storm fire, pestilence, lightning and other natural catastrophes, epidemic, war, riot, civil disturbance or disobedience, strike, labor

                                       11

dispute, labor or material shortage, sabotage, government priorities and restraint by court order or public authority (whether valid or invalid) and actions or nonaction by or inability to obtain or keep the necessary authorizations or approvals from any governmental agency or authority, which by exercise of due diligence such Party could not reasonably have been expected to avoid and which by exercise of due diligence it has been unable to overcome.
Nothing contained herein shall be construed as to require a Party to settle any strike or labor dispute in which it may be involved. Either Party rendered unable to fulfill any of its obligations under this Agreement by reason of an uncontrollable force shall give prompt written notice of such fact to the other
Party and shall exercise due diligence to remove such inability with all reasonable dispatch.

              18. INTEGRATION AND AMENDMENTS

              This Agreement constitutes the entire agreement between the
Parties relating to the interconnection of Producer's Plant to IID's electric system, the acceptance of energy by IID from Producer and the providing of electric service by IID. No oral agreement or prior written agreement between the Parties shall be of any effect whatsoever; provided, however, that any arrangements agreed upon by the Authorized Representatives within the limits of their authority, and consistent with this Agreement shall be binding upon the
Parties. All changes to this Agreement shall be in writing and shall be signed by an officer of each Party.

              19. NON-WAIVER

              None of the provisions of this Agreement shall be considered waived by either Party except when such waiver is given in writing. The failure of either Party to insist in any one or more instances upon strict performance of any of the provisions of this Agreement or to take advantage of any of its rights hereunder shall not be construed as a waiver of any such provisions

                                       12

or the relinquishment of any such rights for the future; but the same shall continue and remain in full force and effect.

              20. NO DEDICATION OF FACILITIES

              Any undertaking by one Party to the other Party under any
provision of this Agreement shall not constitute the dedication of the system or any portion thereof by the Party to the public or to the other Party, and it is understood and agreed that any such undertaking under any provision of this
Agreement by a Party shall cease upon the termination of its obligations hereunder.

              21. SUCCESSORS AND ASSIGNS

              21.1 This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the Parties.

              21.2 This Agreement may be assigned by Producer only (i) to a purchaser or co-owner of the Plant or to a person who will operate the Plant pursuant to a contract or other arrangement with such purchaser and in either case with the prior written consent of IID (which shall not be unreasonably withheld) or (ii) for security purposes, to a bank or other entity which provides financing for the Plant or any electrical transmission facilities associated therewith. Producer and IID agree that nothing in this Section 21.2 may be amended, modified or waived without the prior written consent of each and every Party to the Funding and Construction Agreement (except for any Parties in default thereunder.)

              22. EFFECT OF SECTION HEADINGS

              Section headings appearing in this Agreement are inserted for convenience only, and shall not be construed as interpretations of text.

                                       13

              23. GOVERNING LAW

              This Agreement shall be interpreted, governed and construed under the laws of the State of California or the laws of the United States, as applicable.

              24. ARBITRATION

              24.1 Any dispute arising out of or relating to this Agreement, or the breach thereof, which is not resolved by the Parties acting through their
Authorized Representatives shall be settled by arbitration to the extent permitted by the laws applicable to the Parties; provided, however, that no
Party to the dispute shall be bound to any greater extent than any other Party to the dispute. Arbitration shall not apply to any dispute or matter that is within the jurisdiction of any regulatory agency.

              24.2 Any demand for arbitration shall be made by written notice to the other Party setting forth in adequate detail the nature of the dispute, the issues to be arbitrated, the amount or amounts, if any, involved in the dispute, and the remedy sought. Within twenty (20) days from the receipt of such notice, the other Party may submit its own written statement of the dispute and may set forth in adequate detail any additional related matters or issues to be arbitrated.

              24.3 Within thirty (30) days after delivery of the written notice demanding arbitration, the Parties acting through their Authorized
Representatives shall meet for the purpose of selecting an arbitrator. The
Parties may agree upon a single arbitrator, but in the event that they cannot agree, three arbitrators shall be used. Each Party shall designate one arbitrator, and the two arbitrators shall then select a third arbitrator. All arbitrators shall be persons skilled and experienced in the field in which the dispute has arisen and no person shall be eligible for appointment as an arbitrator who is or has been an officer or employee of either of the Parties or otherwise interested in the matter to be arbitrated. Should either party refuse or neglect to

                                       14

appoint an arbitrator or to furnish the arbitrators with any papers or information demanded, the arbitrators are empowered, by both Parties, to proceed without the participation or assistance of that Party.

              24.4 Except as otherwise provided in this Section, the arbitration shall be governed by the rules and practices of the American Arbitration
Association, or a similar organization if the American Arbitration Association should not at the time exist.

              24.5 Arbitration proceedings shall be held in Imperial,
California, at a time and place to be selected by the arbitrators. The arbitrators shall hear evidence submitted by the Parties and may call for additional information which shall be furnished by the Party having such information. The arbitrators shall have no authority to call for information not related to the issues included in the dispute or to determine other issues not in dispute.

              24.6 If there is only one arbitrator, his decision shall be binding and conclusive on the Parties. If there are three arbitrators, the decision of any two shall be binding and conclusive. The decision of the arbitrators shall contain findings regarding the issues involved in the dispute, including the merits of the positions of the Parties, the materiality of any default, and the remedy or relief to which a Party shall be entitled. The arbitrators may not grant any remedy or relief which is inconsistent with this
Agreement, nor shall the arbitrators make findings or decide issues not in dispute.

              24.7 The fees and expenses of the arbitrators shall be shared equally by the Parties, unless the decision of the arbitrators specifies some other 24 apportionment. All other expenses and costs of the arbitration shall be borne by the Party incurring such expenses and costs.

                                       15

              24.8 Any decision or award granted by the arbitrators shall be final and judgement may be entered on it in any court of competent jurisdiction.
This agreement to arbitrate shall be specifically enforceable.

              25. ENTIRE AGREEMENT

              25.1 The complete agreement of the Parties is set forth in this
Agreement and all communications regarding subject interconnected operations whether oral or written, are hereby abrogated and withdrawn.

              26. NOTICES

              Any formal communication or notice in connection with this
Agreement shall be in writing and shall be deemed properly given if delivered in person or sent first class mail, postage prepaid to the person specified below:

                                    ORMESA IH
                                    c/o Plant Manager
                                    P.O. Box 819
                                    El Centro, California 92244

                                    IMPERIAL IRRIGATION DISTRICT
                                    c/o General Manager
                                    P.O. Box 937
                                    Imperial, California 92251

              27. SEVERAL OBLIGATIONS

              Except where specifically stated in this Agreement to be
otherwise, the duties, obligations and liabilities of the Parties are intended to be several and not joint or collective, Nothing contained in this Agreement shall ever be construed to create an association, trust, partnership or joint venture, or impose a trust or partnership duty, obligation or liability on or

                                       16

with regard to either Party. Each Party shall be individually and severally liable for its own obligations under this Agreement.

              28. SIGNATURE CLAUSE

              The Parties have caused this Agreement to be executed in their respective names, in duplicate, by their respective officers hereunto this 3rd day of October, 1989.

                                         ORMESA GEOTHERMAL
                                         by Ormat Geothermal, Inc.
                                         Managing General Partner

                                         By /s/ Indecipherable
                                           -------------------------------------

                                         Its V. President
                                            ------------------------------------

ATTEST:

By /s/ Indecipherable
  --------------------------
           Secretary

                                         IMPERIAL IRRIGATION DISTRICT

                                         By  /s/  Indecipherable
                                           -------------------------------------
                                           President, Board of Directors

ATTEST:

By  /s/ Larry E. Beck
  --------------------------
           Secretary

                                   EXHIBIT "A"

IMPERIAL IRRIGATION DISTRICT                               Revised Sheet No. 166
     Imperial, California                               Cancelling Sheet No. 139

                                  SCHEDULE A-2
                         GENERAL WHOLESALE POWER SERVICE

APPLICABILITY

     Applicable to general wholesale power service for industrial, commercial and agricultural purposes, subject to special conditions hereinafter stated.

     Applicable to standby or breakdown service where the entire electric power requirements on the customer's premises are not regularly supplied by the
     District.

MONTHLY RATE

     The monthly rate shall be the sum of A, B, C and D.

     A.   Demand Charge .............. $2.52 per kilowatt of Billing Demand

     B.   Energy Charge .............. 5.60 CENTS per kwh.

     C.   Energy Cost Adjustment -

               The amount computed in accordance with Schedule ECA.

     D.   Power Factor Adjustment -

               A charge of $0.25 per kilovar of reactive demand as measured by the incoming kilovar demand meter for each kilovar in excess of
               .60 times the kilowatt demand measured and supplied by the
               District.

MINIMUM CHARGE

     The minimum charge shall be the demand charge, but in no case shall the minimum charge be less than the demand charge (A) multiplied by 75% of the highest maximum demand established in the preceding 11 months.

SPECIAL CONDITIONS

     (a)  Voltage: This schedule applies to service rendered at a transmission voltage of 34.5-kV or above. It shall be the responsibility of the customer to furnish transformation to any other voltages required.

     (b)  Billing Demand: The billing demand shall be the kilowatts of measured maximum demand but in no case less than 75 percent of the highest maximum demand established in the preceding 11 months. The measured maximum demand in any month will be the average kilowatt delivery indicated or recorded by the District's demand meter in the 15-minute interval in which such delivery is greater than any other 15-minute interval. In case the load is intermittent or subject to violent fluctuations, the District may base the demand upon a 5-minute interval instead of a 15-minute interval.

Board Resolution                                                  Date Effective
__________                                                        ______________

                                     - 17 -

IMPERIAL IRRIGATION DISTRICT                               Revised Sheet No. 167
     Imperial, California                               Cancelling Sheet No. 139

                            SCHEDULE A-2 (Continued)
                         GENERAL WHOLESALE POWER SERVICE

     (c)  A minimum connected load of 5000 kw shall be required.

     (d)  Parallel Operation: A customer may operate its generating plant in parallel with the District's system if such customer installs and operates such control and protective equipment as required by the
          District.

     (e)  Metering: The District will provide the normal metering equipment for the size and type of load served. Additional metering which may be required by the District shall be furnished by the customer and tested in accordance with requirements of the District. Meters shall not allow reverse registration.

     (f)  Regulations Governing Sale of Electric Energy: Service under this rate schedule is subject to the District's Regulations Governing the Sale of Electric Energy.

Board Resolution                                                  Date Effective
July 3, 1984                                                      August 1, 1984

                                     - 18 -

                                   EXHIBIT "A"

IMPERIAL IRRIGATION DISTRICT                               Revised Sheet No. 152
     Imperial, California                               Cancelling Sheet No. 137

                                   SCHEDULE GL
                             LARGE GENERAL SERVICE

APPLICABILITY

          Applicable to general service having a demand of 100 kilowatts or higher. Not applicable for standby, supplemental or resale service.

MONTHLY RATE

          The monthly rate shall be the sum of A, B and C.

     A.   Demand Charge............   $2.65 per kilowatt of Billing Demand

     B.   Energy Charge............    5.90 CENTS per kwh

     C.   Energy Cost Adjustment -

               The  amount computed in accordance with Schedule ECA.

SPECIAL CONDITIONS

     (a)  Voltage: Service under this schedule normally will be supplied at standard voltage available at the location. Where 240-volt three-
          phase power is to be combined with single-phase, and 4-wire service is available, service will be supplied through one meter. In 240-volt areas, where, as determined by District, it is not practical to provide a 4-wire service, such single-phase and three-phase service will be supplied and metered separately, the meter readings, both kwh and demands, being combined for the purpose of computing charges on this schedule. Where service is taken at 480-volts or higher, a three-phase service at one voltage only will be supplied.

     (b)  Billing Demand: The billing demand shall be the higher of (i) the highest 15-minute integrated or thermal kilowatt demand measured during the billing period, or (ii) 50% of highest demand measured during the five summer months (May-September) of the 12-months ending with the current month, or (iii) 20% of the highest measured demand during the seven winter months (October-April) of the 12-months ending with the current month, or (iv) the demand specified in a contract, or
          (v) 50 kilowatts.

          When the monthly demand exceeds 100 KW in any billing month, billing will be under Rate Schedule GL, and thereafter continue under Rate
          Schedule GL until monthly demands have been less than 100 KW for a period of twelve consecutive months.

Board Resolution                                                Date Effective
January 18, 1983                                                February 1, 1983

                                     - 19 -

IMPERIAL IRRIGATION DISTRICT                            Revised Sheet No. 153
     Imperial, California                               Cancelling Sheet No. 138

                             SCHEDULE GL (Continued)
                              LARGE GENERAL SERVICE

     (c)  Seasonal Loads: When any customer disconnects service and resumes service within 12-months from date of last disconnection, the customer will be required to pay all charges which would have been billed if the customer had not been disconnected.

     (d)  Wind Machines: Wind machines for frost protection may be served under this schedule provided the load will be limited to existing unused capacity of lines and substations as determined by the District.
          Provisions (ii), (iii) and (v) of (b) shall not apply to wind machines.

     (e)  Vacuum Cooling Loads: Portable vacuum cooling loads will be served on existing facilities where adequate capacity is available provided the customer pays any up-and-down cost necessary to provide service and deposits a nonrefundable amount equal to the minimum charge for the succeeding 12-month period. One twelfth of such deposit will be applied or prorated to any monthly billing during the 12-month period.

     (f)  Regulations Governing Sale of Electric Energy: Service under this rate schedule is subject to the District's Regulations Governing the Sale of Electric Energy.

Board Resolution                                                Date Effective
January 18, 1983                                                February 1, 1983

                                     - 20 -

                                    Exhibit B

 [Graphic: Simplified Switch Connection Diagram of Imperial Irrigation District
                              to Ormesa 1, 1E & 1H]

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